EXHIBIT 99.1

                      Press Release Dated January 13, 2005


NEWGOLD, INC. ANNOUNCES CONTRACT TO JOINT VENTURE GOLD MINING PROPERTIES AS WELL AS MOVE INTO INDUSTRIAL MINERALS

CAMERON PARK, CA - January 13, 2005 - Newgold, Inc. (NGLD: OTCBB) announced today that it has recently signed a letter of intent to joint venture two separate leasehold mining interests in Lander County, Nevada.

The first leasehold interest, known as the Red Cap Project, consists of approximately 23 unpatented mining claims while the second leasehold interest, known as the BXA project, consists of approximately 77 unpatented mining claims. Located on the Battle Mountain-Eureka mineral belt and the Cortez trend, these mineral trends are parallel to the Carlin Trend about 50 kilometers to the east. The Red Cap Project is located close to Placer Dome Inc.'s (NYSE) Cortez mine complex gold mine holdings; in 2003 Placer Dome Inc. produced at Cortez in excess of one million ounces of gold for the sixth consecutive year.

The agreement calls for Newgold to make annual expenditures of $250,000, $500,000 and $850,000 over the next three years, respectively, on these leaseholds. When each annual expenditure is completed Newgold will earn a 22.22% interest in the joint venture, which if fully funded by Newgold, will result in an ultimate 66.66% overall interest in the leaseholds. Newgold's joint venture partner is ASDi LLC, a wholly owned entity of its Chairman and CEO, A. Scott Dockter. Newgold will be the operator of the joint venture. Newgold expects the closing of the joint venture to close on or before March, 31, 2005.

Newgold also announced today that is in negotiations to buy a substantial interest in an industrial mineral mining project located in Amador County California which currently provides materials to the greater Sacramento area. Newgold would buy its interest from or merge with ASD Corp, a wholly owned entity of its Chairman and CEO, A. Scott Dockter. The site is fully permitted and consists of approximately 1200 acres; industrial minerals located at the project include aggregate, clay, silica sands and coal as well as gold. The existing plant operation is increasing capacity and will be capable of producing in excess of one million tons of aggregate annually. It is anticipated that this project can begin providing operating cash flow to Newgold during fiscal 2006. Newgold also expects the closing of this acquisition to occur on or before March, 31, 2005.

Going forward, Newgold's business will be to acquire, explore and, if warranted, develop various mining properties located in North America. It currently owns the Relief Canyon mine project in Nevada, consisting of 21 lode claims and 57 mill site claims with mining infrastructure currently on maintenance status. The Company plans to carryout comprehensive exploration and development programs on its properties. While the Company may fund and conduct these











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activities itself, the Company's current plan is to outsource most of these activities through the use of various joint venture, royalty or partnership arrangements pursuant to which other companies would agree to finance and carryout the exploration and development programs on the Company's mining properties. Consequently, the Company's current plan will not require the hiring of significant numbers of mining employees but will require a smaller group of employees to monitor and/or supervise the mining and exploration activities of other entities in exchange for royalties or other revenue sharing arrangements.


Safe Harbor Statement
The matters discussed in this release contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, that involve risks and uncertainties. Although Newgold believes that the expectations reflected in such forward-looking statements are reasonable, the forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Newgold cautions investors that any forward-looking statements made by Newgold are not guarantees of future performance and that actual results may differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those reflected in forward-looking statements include, but are not limited to, risks and uncertainties regarding the actual mineralization of Newgold's mining properties, the unproven nature of and potential changes to Newgold's business model, the risk that the capital and other resources that Newgold will need to exploit its business model will not be available, and the risks discussed in Newgold's Form 10-KSB and in Newgold's 10-QSB's and in Newgold's other filings with the Securities and Exchange Commission.

Contact Information:
Scott Dockter, President/CEO
(530) 672-1116
scott@newgold.com